EXHIBIT 99.1

Perrigo Reports First Quarter 2025 Financial Results From Continuing Operations

Advancing 'Three-S' Plan to Stabilize, Streamline and Strengthen Perrigo, which was Detailed at February 2025 Investor Day

Delivered Strong First Quarter 2025 Adjusted EPS Growth and Margin Expansion, Driven by Continuing Infant Formula Business Recovery

Widening 2025 Net Sales Target Ranges, Due Primarily to Macroeconomic Uncertainty; Reaffirming All Other Previously Provided 2025 Financial Targets, Including Adj. EPS Range

First Quarter 2025 Highlights:

•Net sales of $1.04 billion declined 3.5%, due primarily to an unfavorable impact of 3.2% from divested businesses, exited product lines, and currency translation.

•Organic1 net sales decreased 0.4% as higher net sales in the Nutrition, Upper Respiratory and Healthy Lifestyle categories were more than offset by previously disclosed net lost distribution of lower margin products in U.S. Store Brand of 0.8%, the lack of a prior year benefit in the Women's Health category of 1.4% from initial retailer stocking of Opill® which launched at the end of the quarter, and lower net sales in the Digestive Health category.

•Excluding previously disclosed net lost distribution of lower margin products in U.S. Store Brand of 0.8%, and the lack of a prior year benefit in the Women's Health category of 1.4% from initial retailer stocking of Opill®, organic net sales grew 1.8%.

•Consumer Self-Care International ("CSCI") net sales of $423 million declined 3.4% compared to the prior year quarter, including an unfavorable impact of 7.9% from divested businesses, exited product lines and currency translation. CSCI organic net sales grew 4.5% due primarily to growth in the Upper Respiratory, Pain and Sleep Aids and Healthy Lifestyle categories.

•Consumer Self-Care Americas ("CSCA") net sales of $621 million were down 3.6% compared to the prior year quarter as higher net sales in the Nutrition and Upper Respiratory categories were more than offset by previously disclosed net lost distribution of lower margin products of 1.3%, the lack of a prior year benefit in the Women's Health category of 2.3% from initial retailer stocking of Opill® which launched at the end of the prior year quarter, and lower net sales in the Digestive Health category.

•GAAP ("reported") gross margin was 37.6%, an increase of 450 basis points compared to the prior year quarter. Non-GAAP ("adjusted") gross margin expanded 440 basis points to 41.0% driven primarily by infant formula business recovery and the Company's Supply Chain Reinvention program.

•Reported operating income was $47 million compared to a loss of $(55) million in the prior year quarter. Adjusted operating income of $147 million increased $54 million, or 57.6%, compared to the prior year period due primarily to infant formula business recovery and benefits from 'Project Energize' (see "Project Energize" section below for details).

•Reported operating margin was 4.5%, an increase of 960 basis points compared to the prior year quarter. Adjusted operating margin expanded 550 basis points to 14.0% driven primarily by adjusted gross margin expansion and benefits from Project Energize.

•Reported diluted earnings per share ("EPS") were breakeven in the first quarter 2025, compared to reported diluted EPS of $0.03 in the prior year quarter.

•Adjusted diluted EPS of $0.60, compared to $0.29 in the prior year quarter, increased $0.31, or 106.9%, per share, driven by the increase in adjusted operating income and lower interest expense due to lower total debt outstanding. First quarter 2025 adjusted diluted EPS included a higher tax rate compared to the prior year equating to $0.03 per adjusted diluted share, in addition to an impact from divested businesses, exited product lines and currency translation of $0.04 per adjusted diluted share.

Fiscal Year 2025 Outlook:

•The Company widens its fiscal 2025 outlook for reported net sales growth to 0% to 3% from 1% to 3% and organic net sales growth to 1.5% to 4.5% from 2.5% to 4.5%. The Company reaffirms all other 2025 financial targets, including adj. EPS. This outlook includes known impacts from marcroeconomic uncertainty, including tariffs (see "Known Impacts from Macroeconomic Uncertainty" section below for details).

(1) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency. Change in net sales on a constant currency basis excludes the impact of currency on the change in net sales.
(2) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - May 7, 2025 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the first quarter ended March 29, 2025 of fiscal year 2025. All comparisons are against the prior year first quarter, unless otherwise noted.

President and CEO Patrick Lockwood-Taylor commented, "We advanced our 'Three-S' Plan to Stabilize, Streamline, and Strengthen Perrigo as Stabilization and recovery efforts in our infant formula business led to net sales growth in the Nutrition category of 16%. Excluding the prior year benefit from retailer stocking due to the launch of Opill®, our global brands delivered organic growth of +5.9% driven by actions to Streamline the portfolio and Strengthen investments on key brands with the highest return on investment opportunities. Investments and innovations to Strengthen the business through our 'High-Grow' brands remain on track to derive benefits in 2026. Collectively, the team delivered meaningful adjusted EPS growth and margin expansion versus the prior year."

Lockwood-Taylor concluded, "While macroenvironment uncertainty, including tariffs and consumer behavior, present new challenges, we have proactively engaged in extensive scenario planning to mitigate these impacts. Tariffs are expected to increase our global cost of goods sold, due primarily to Oral Care in CSCA. We plan to offset this impact through a combination of strategic price actions, insourcing to our U.S.-based manufacturing facilities and other supply chain actions. Though we are widening our 2025 topline growth ranges due to the current environment, our mitigation actions, in addition to strong first quarter results, gives us the confidence to reaffirm all other 2025 financial targets. Our unique business model with 100+ molecules across 100% price point coverage and significant U.S. based manufacturing provides an advantage and sizable opportunities to deliver our essential self-care solutions to more customers and consumers in this evolving landscape."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Condensed Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is embarking on the next stage of its self-care journey – evolving to One Perrigo. This evolution will create sustainable, value accretive growth by providing consumer needed self-care solutions at multiple price points.

As part of the Company's sustainable, value accretive growth strategy, the Company launched Project Energize – a global investment and efficiency program to drive the next evolution of capabilities and organizational agility – during the first quarter of 2024. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling its One Perrigo growth strategy, increasing organizational agility and resetting the SG&A operating expense base.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by the end of 2026. The Company expects $40 million to $60 million of these savings to be reinvested. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. Since the beginning of the program in 2024, Project Energize has achieved gross annual savings of approximately $159 million with reinvestment of $20 million. Restructuring charges incurred by the Company over the same period in connection with Project Energize were $111 million.

Perrigo First Quarter 2025 Results from Continuing Operations

First Quarter 2025 Net Sales Change Compared to Prior Year(2)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(3.6)%	(0.1)%	(3.6)%	—%	(3.6)%
CSCI	(3.4)%	(2.8)%	(0.6)%	(5.1)%	4.5%
Total Perrigo	(3.5)%	(1.2)%	(2.4)%	(2.0)%	(0.4)%

First Quarter 2025 Change Compared to Prior Year(2)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended March 29, 2025	Three Months Ended March 30, 2024	Percentage Change YoY
Net Sales	$1,044	$1,082	(3.5)%

Reported Gross Profit	$392	$358	9.7%
Reported Gross Margin	37.6%	33.1%	450 bps
Reported Operating Income (Loss)	$47	($55)	NM
Reported Operating Margin	4.5%	(5.1)%	960 bps
Reported Net Income	$—	$4	NM
Reported Diluted (Loss) Earnings Per Share	$—	$0.03	NM

Adjusted Gross Profit	$428	$396	8.1%
Adjusted Gross Margin	41.0%	36.5%	440 bps
Adjusted Operating Income	$147	$93	57.6%
Adjusted Operating Margin	14.0%	8.6%	550 bps
Adjusted Net Income	$83	$40	106.8%
Adjusted Diluted EPS	$0.60	$0.29	106.9%
(2) All tables and data may not add due to rounding. Percentages are based on actuals.

Net sales of $1.04 billion decreased 3.5%, or $38 million, due primarily to unfavorable impacts of 2.0% from divested businesses and exited product lines and 1.2% from currency translation.

Total Perrigo organic net sales were impacted by net pricing of (0.3)% and volume/mix of (0.1)%. Organic net sales declined 0.4% as 1) higher net sales in the Nutrition category, stemming from recovery in the infant formula business, 2) the Upper Respiratory category, due primarily to higher incidence levels of cough cold compared to the prior year and improved supply of a key product, and 3) the Healthy Lifestyle category led by strong momentum in smoking cessation brand NiQuitin® were more than offset by 1) previously disclosed net lost distribution of lower margin products in U.S. Store Brand of 0.8%, 2) the lack of a prior year benefit in the Women's Health category of 1.4% from initial retailer stocking of Opill® which launched at the end of the quarter, and 3) lower net sales in the Digestive Health category, due to lower consumption of specific molecules.

Reported gross profit of $392 million, increased $35 million, or 9.7%. Adjusted gross profit of $428 million increased $32 million, or 8.1%, as infant formula business recovery, Supply Chain Reinvention benefits and Project Energize savings more than offset lower U.S. OTC sales volumes in addition to divested businesses and exited product lines of $14 million. Organic adjusted gross profit grew 13.8% compared to the prior year quarter.

Reported gross margin was 37.6%, an increase of 450 basis points versus the prior year quarter. Adjusted gross margin expanded 440 basis points to 41.0%, due primarily to the same factors as adjusted gross profit. Divested businesses and exited product lines unfavorably impacted gross margin by 50 basis points.

Reported operating income was $47 million as compared to a loss of $(55) million in the prior year period. Adjusted operating income increased $54 million, or 57.6%, to $147 million driven by higher adjusted gross profit and Project Energize savings, partially offset by higher advertising and promotion investments, and divested businesses and exited product lines of $6 million. Organic operating income grew 71.0% compared to the prior year quarter.

Reported operating margin was 4.5%, an increase of 960 basis points versus the prior year quarter. Adjusted operating margin of 14.0%, expanded 550 basis points versus the prior year quarter due primarily to the same factors as adjusted operating income and included an unfavorable impact of 30 basis points from divested businesses and exited product lines.

Reported net income and EPS were breakeven compared to reported net income of $4 million, or $0.03 per diluted share, in the prior year period. First quarter 2025 adjusted net income was $83 million, or $0.60 per diluted share, compared to $40 million, or $0.29 per diluted share, in the prior year period, an increase of $0.31 or 106.9% per diluted share driven by the increase in adjusted operating income and lower interest expense due to lower total debt outstanding. First quarter 2025 adjusted diluted EPS included a higher tax rate compared to the prior year equating to $0.03 per adjusted diluted share, in addition to the impact of divested businesses, exited product lines and currency translation equating to an impact of $0.04 per adjusted diluted share.

First Quarter 2025 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

First Quarter 2025 Net Sales Change Compared to Prior Year(2)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(3.6)%	(0.1)%	(3.6)%	—%	(3.6)%

First Quarter 2025 Change Compared to Prior Year(2)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended March 29, 2025	Three Months Ended March 30, 2024	Percentage Change YoY
CSCA Net Sales	$621	$644	(3.6)%

Reported Gross Profit	$200	$154	30.3%
Reported Gross Margin	32.2%	23.8%	840 bps
Reported Operating Income	$64	$16	307.4%
Reported Operating Margin	10.3%	2.4%	790 bps

Adjusted Gross Profit	$210	$163	28.7%
Adjusted Gross Margin	33.8%	25.3%	850 bps
Adjusted Operating Income	$100	$53	90.0%
Adjusted Operating Margin	16.1%	8.2%	800 bps
(2) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCA net sales of $621 million declined $23 million, or 3.6%, compared to the prior year.

Organic net sales decreased 3.6% as higher net sales 1) in the Nutrition category, stemming from recovery in the infant formula business, and 2) the Upper Respiratory category, due primarily to higher incidence levels of cough cold compared to the prior year, were more than offset by 1) previously disclosed net lost distribution of lower margin products in U.S. Store Brand of 1.3%, 2) the lack of a prior year benefit in the Women's Health category of 2.3% from initial retailer stocking of Opill® which launched at the end of the quarter, and 3) lower net sales in the Digestive Health category, due to lower consumption of specific molecules, principally proton pump inhibitors for heartburn.

Reported gross profit of $200 million increased $47 million, or 30.3%. Adjusted gross profit increased $47 million, or 28.7%, to $210 million due primarily to infant formula business recovery and Supply Chain Reinvention benefits, which more than offset lower U.S. OTC sales volumes.

Reported gross margin of 32.2% increased 840 basis points versus the prior year quarter. Adjusted gross margin increased 850 basis points to 33.8%, driven by the same factors as adjusted gross profit.

Reported operating income was $64 million compared to $16 million in the prior year quarter, an increase of $48 million, or 307.4%. Adjusted operating income increased $47 million, or 90.0%, to $100 million driven by higher adjusted gross profit as Project Energize savings offset higher advertising and promotion investments, primarily Opill® and infant formula sales activation activities.

Reported operating margin of 10.3% increased 790 basis points versus the prior year quarter. Adjusted operating margin expanded 800 basis points to 16.1% driven by the same factors as adjusted operating income.

Consumer Self-Care International Segment (CSCI)

First Quarter 2025 Net Sales Change Compared to Prior Year(2)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCI	(3.4)%	(2.8)%	(0.6)%	(5.1)%	4.5%

First Quarter 2025 Change Compared to Prior Year(2)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended March 29, 2025	Three Months Ended March 30, 2024	Percentage Change YoY
CSCI Net Sales	$423	$438	(3.4)%

Reported Gross Profit	$192	$204	(5.8)%
Reported Gross Margin	45.4%	46.6%	(120) bps
Reported Operating Income	$40	$27	49.1%
Reported Operating Margin	9.4%	6.1%	330 bps

Adjusted Gross Profit	$218	$232	(6.3)%
Adjusted Gross Margin	51.4%	53.0%	(160) bps
Adjusted Operating Income	$86	$86	0.2%
Adjusted Operating Margin	20.4%	19.7%	70 bps
(2) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCI net sales of $423 million declined 3.4%, or $15 million, as organic net sales growth of 4.5% was more than offset by unfavorable impacts from divested businesses and exited product lines of 5.1%, and currency translation of 2.8%.

Organic net sales growth was primarily driven by higher net sales of 1) 2.7% from the Upper Respiratory and Pain & Sleep-Aids categories, due primarily to higher seasonal sell-in activities, improved supply of a key product and slightly higher incidence levels of cough cold compared to the prior year, 2) 1.2% from the Healthy Lifestyle category led by strong momentum in smoking cessation brand NiQuitin®, and 3) 0.6% from the Skin Care category led by brands Compeed® and Sebamed®, and earlier customer purchases ahead of the spring/summer season compared to the prior year.
Reported gross profit of $192 million decreased $12 million, or 5.8%. Adjusted gross profit of $218 million decreased $15 million, or 6.3%, as prior strategic pricing actions and improved supply of key products were more than offset by cost of goods sold inflation, lower manufacturing productivity, $14 million from the impact of divested businesses and exited product lines, and $6 million from unfavorable currency translation. Organic adjusted gross profit grew 2.5% compared to the prior year quarter.

Reported gross margin of 45.4% decreased 120 basis points compared to the prior year. Adjusted gross margin declined 160 basis points to 51.4% driven primarily by the same factors as adjusted gross profit, partially offset by favorable brand mix due in part to improved supply of key products. Divested businesses and exited product lines had an unfavorable impact of 70 basis points.

Reported operating income was $40 million compared to $27 million in the prior year quarter, an increase of $13 million, or 49.1%. Adjusted operating income of $86 million was flat to the prior year quarter as the increase in organic gross profit and benefits from Project Energize were offset by $8 million from unfavorable currency translation, divested businesses and exited product lines.

Reported operating margin was 9.4%, a 330 basis points increase versus the prior year. Adjusted operating margin expanded 70 basis points to 20.4%, as operating leverage more than offset the unfavorable impact of 40 basis points from divested businesses and exited product lines.

Cash Flow and Balance Sheet

First quarter 2025 cash from operations was a loss of $(65) million compared to a loss of $(1) million in the prior year quarter as cash generated during the quarter was utilized to rebuild inventory in the infant formula business, cover Project Energize restructuring costs, and settle outstanding litigation.

First quarter capital expenditures were $26 million while the Company returned $41 million to shareholders through dividends.

Cash and cash equivalents on the balance sheet as of March 29, 2025, were $410 million while total debt on the balance sheet was $3.63 billion.

Known Impacts from Macroeconomic Uncertainty

Perrigo is the largest U.S. manufacturer of OTC self-care products by volume, which are produced by 11 U.S. manufacturing facilities with 85% of finished goods manufactured in the U.S., using 50% of materials and components sourced from the U.S. The Company has been closely following the evolving environment on global tariffs and is continuing to actively assess potential business implications.

Based on current assessments, excluding any potential impact from pharmaceutical tariffs that may cover ingredients used in the manufacturing of OTC products, the Company estimates a gross increase to global cost of goods sold in 2025 beginning in the fourth quarter of more than 1%, or approximately $30 million to $40 million, and approximately 5.5%, or approximately $145 million to $155 million, on a full-year basis (high-single digit percentage to CSCA), 80% of which stems from CSCA's Oral Care product category, as approximately 50% of procured goods in the category are currently sourced from China. The Company plans to offset these impacts through a combination of strategic pricing actions, insourcing to its U.S.-based manufacturing facilities and other supply chain actions.

The Company believes that its unique business model with 100+ molecules across 100% price point coverage and significant U.S. based manufacturing provides an advantage and significant opportunities to deliver more essential self-care solutions to customers and consumers in this evolving landscape. As consumer prices are likely to rise, Perrigo's store brand and value brand offerings may benefit from shifting consumer behavior across the value spectrum in addition to further leveraging the Company's available U.S.-based manufacturing capacity in OTC, infant formula and oral care to better serve customers.

Please refer to Perrigo's latest Form 10-K for the year ended December 31, 2024 and 10-Q for the quarter ended March 29, 2025 for a detailed discussion of risk factors.

Fiscal 2025 Outlook

The Company widens its fiscal year 2025 reported and organic net sales growth targets due primarily to macroeconomic uncertainty, while reaffirming all other fiscal year 2025 financial targets:
•Reported net sales growth of 0% to 3%, from 1% to 3%.
•Organic net sales growth of 1.5% to 4.5%, from 2.5% to 4.5%.
•Adjusted gross margin of approximately 40%.
•Adjusted operating margin of approximately 15%.
•Adjusted diluted earnings per share ("EPS") range of $2.90 to $3.10, equating to growth of 13% to 21%.
•Operating cash flow conversion to adjusted net income of approximately 100%.

•Free cash flow as a percentage of net sales of approximately 6%.
•Net leverage of approximately 3.5x adjusted EBITDA.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

Perrigo has previously announced that the management will host an earnings conference call to discuss its first quarter 2025 financial results beginning at 08:30 A.M. (EST) Wednesday, May 7, 2025. The earnings conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 04449. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Wednesday, May 7, until midnight Wednesday, May 14, 2025. To listen to the replay, dial 888-660-6345, International 646-517-4150, and use access code 04449#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including: supply chain impacts on our business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; increased or new tariffs by the U.S. or foreign governments (and any retaliatory or reciprocal tariffs); the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than we do; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding our ability to obtain and maintain our regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; receipt of potential earnout payments in connection with the sale of the HRA Rare Diseases Business, and the sale of our Hospital and Specialty Business and the risk that potential costs or liabilities incurred or retained in connection with those transactions may exceed our estimates or adversely affect our business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of our Rx business may exceed our estimates or adversely affect our business or operations; the consummation and success of other announced and unannounced acquisitions or dispositions, and our ability to realize the desired benefits thereof; and our ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including our ability to achieve the expected benefits from our ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on our operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2024, and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

The Company cannot reconcile its expected organic net sales growth, adjusted gross margin, adjusted operating margin, adjusted diluted earnings per share to diluted earnings per share, operating cash flow conversion, adjusted net income, free cash flow or adjusted tax rate under "Fiscal 2025 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted gross margin
•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•constant currency net sales growth,
•adjusted operating margin,
•and free cash flow.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted net income, adjusted gross profit, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, adjusted operating margin, organic gross profit, organic operating income, free cash flow, and constant currency net sales, are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net sales	$1,043.9	$1,082.1
Cost of sales	651.6	724.4
Gross profit	392.3	357.7

Operating expenses
Distribution	22.8	24.9
Research and development	26.7	29.0
Selling	146.2	150.3
Administration	112.2	130.4
Impairment charges	3.1	—
Restructuring	29.4	44.3
Other operating (income) expense, net	5.0	34.0
Total operating expenses	345.4	412.9

Operating income (loss)	46.9	(55.2)

Interest expense, net	39.0	43.0
Other (income) expense, net	(0.4)	0.4
Income (loss) from continuing operations before income taxes	8.3	(98.6)
Income tax expense (benefit)	8.2	(102.7)
Income from continuing operations	0.1	4.1
Loss from discontinued operations, net of tax	(6.5)	(2.1)
Net income (loss)	$(6.4)	$2.0

Earnings (loss) per share
Basic
Continuing operations	$—	$0.03
Discontinued operations	(0.05)	(0.02)
Basic earnings (loss) per share	$(0.05)	$0.01
Diluted
Continuing operations	$—	$0.03
Discontinued operations	(0.05)	(0.02)
Diluted earnings (loss) per share	$(0.05)	$0.01

Weighted-average shares outstanding
Basic	137.7	136.6
Diluted	137.7	137.6

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	March 29, 2025	December 31, 2024
Assets
Cash and cash equivalents	$409.9	$558.8
Accounts receivable, net of allowance for credit losses of $5.4 and $6.0, respectively	716.8	642.3
Inventories	1,155.0	1,081.8
Prepaid expenses and other current assets	229.0	199.0
Current assets held for sale	22.3	—
Total current assets	2,533.0	2,481.9
Property, plant and equipment, net	913.2	917.8
Operating lease assets	170.1	175.2
Goodwill and indefinite-lived intangible assets	3,380.5	3,325.4
Definite-lived intangible assets, net	2,456.7	2,423.7
Deferred income taxes	5.4	5.1
Other non-current assets	300.9	318.6
Total non-current assets	7,226.8	7,165.8
Total assets	$9,759.8	$9,647.7
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$502.3	$495.2
Payroll and related taxes	120.0	123.2
Accrued customer programs	142.6	133.3
Other accrued liabilities	253.8	238.7
Accrued income taxes	14.4	17.4
Current indebtedness	36.2	36.4
Current liabilities held for sale	4.5	—
Total current liabilities	1,073.8	1,044.2
Non-current liabilities
Long-term debt, less current portion	3,591.3	3,581.7
Deferred income taxes	189.2	203.2
Other non-current liabilities	541.5	499.2
Total non-current liabilities	4,322.0	4,284.1
Total liabilities	5,395.8	5,328.3
Contingencies - Refer to Note 16
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,692.9	6,733.9
Accumulated other comprehensive income	(70.4)	(162.4)
Retained earnings (accumulated deficit)	(2,258.5)	(2,252.1)
Total shareholders’ equity	4,364.0	4,319.4
Total liabilities and shareholders' equity	$9,759.8	$9,647.7

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	137.2	136.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Cash Flows From (For) Operating Activities
Net income (loss)	$(6.4)	$2.0
Adjustments to derive cash flows:
Depreciation and amortization	79.9	81.4
Restructuring charges	29.4	44.3
Share-based compensation	11.6	15.6
Impairment charges	3.1	—
Amortization of debt discount	2.2	0.4
Deferred income taxes	(3.1)	(11.0)
Other non-cash adjustments, net	(4.8)	(7.4)
Subtotal	111.9	125.3
(Decrease) increase in cash due to:
Accounts receivable	(65.2)	(51.9)
Inventories	(62.5)	10.6
Other accrued liabilities	(56.1)	30.6
Payroll and related taxes	(18.4)	(51.6)
Accrued income taxes	3.6	(81.6)
Prepaid expenses and other current assets	6.1	(1.7)
Accrued customer programs	6.4	18.2
Accounts payable	7.2	(16.7)
Other operating, net	2.5	17.4
Subtotal	(176.4)	(126.7)
Net cash for operating activities	(64.5)	(1.4)
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	1.7	1.6
Asset acquisitions	(1.5)	—
Additions to property, plant and equipment	(25.5)	(25.1)
Other investing, net	(0.4)	—
Net cash for investing activities	(25.7)	(23.5)
Cash Flows From (For) Financing Activities
Payments on long-term debt	(8.8)	(9.8)
Cash dividends	(40.6)	(37.6)
Other financing, net	(12.4)	(13.0)
Net cash for financing activities	(61.8)	(60.4)
Effect of exchange rate changes on cash and cash equivalents	10.3	(7.5)
Net decrease in cash and cash equivalents	(141.7)	(92.8)
Cash and cash equivalents of continuing operations, beginning of period	558.8	751.3
Cash and cash equivalents held for sale, beginning of period	—	—
Less cash and cash equivalents held for sale, end of period	(7.2)	—
Cash and cash equivalents of continuing operations, end of period	$409.9	$658.5

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 29, 2025				Three Months Ended March 30, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)	Gross Profit	Operating Income (Loss)	Income from Continuing Operations(1)	Diluted Earnings per Share(1)
Reported	$392.3	$46.9	$0.1	$—	$357.7	$(55.2)	$4.1	$0.03
As a % of reported net sales(2)	37.6%	4.5%	—%		33.1%	(5.1)%	0.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	34.5	55.0	55.6	0.40	32.8	58.7	59.2	0.43
Unusual litigation	—	8.9	8.9	0.06	—	37.2	37.2	0.27
Restructuring charges and other termination benefits	—	29.4	29.4	0.21	0.2	44.3	44.3	0.32
Impairment charges (3)	—	3.1	3.1	0.02	—	—	—	—
Infant formula remediation	0.9	0.9	0.9	0.01	4.9	5.8	5.8	0.04
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	0.4	0.4	—
Loss on divestitures	—	—	0.2	—	—	—	—	—
Other (4)	—	2.4	2.4	0.02	—	1.8	1.9	0.01
Non-GAAP tax adjustments(5)	—	—	(17.3)	(0.12)	—	—	(112.7)	(0.82)
Adjusted	$427.7	$146.6	$83.2	$0.60	$395.5	$93.0	$40.2	$0.29
As a % of reported net sales(2)	41.0%	14.0%	8.0%		36.5%	8.6%	3.7%

Diluted weighted average shares outstanding (in millions)
			Reported	137.7				137.6
Effect of dilution as Consolidated reported amount was a loss for 2025, while adjusted amount was income(6)				0.9				—
			Adjusted	138.6				137.6
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended March 29, 2025 and March 30, 2024 were $1,043.9 million and $1,082.1 million, respectively.
(3) During the three months ended March 29, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million.
(4) Other pre-tax adjustments for the three months ended March 29, 2025 are related to professional consulting fees for potential divestiture activity. Other pre-tax adjustments for the three months ended March 30, 2024 include $1.1 million related to professional consulting fees for potential divestitures and $0.8 million related to legal fees incurred during the Irish NOA settlement.
(5) Non-GAAP tax adjustments for the three months ended March 29, 2025 are primarily due to $19.6 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the three months ended March 30, 2024 are primarily due to $28.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which includes the removal of $84.1 million of tax impact related to the planned inter-company sales of intellectual property.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 29, 2025			Three Months Ended March 30, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$26.7	$281.2	$37.5	$29.0	$339.6	$44.3
As a % of reported net sales(1)	2.6%	26.9%	3.6%	2.7%	31.4%	4.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(20.3)	—	(0.2)	(25.7)	—
Unusual litigation	—	(3.8)	(5.1)	—	(37.2)	—
Restructuring charges and other termination benefits	—	—	(29.4)	—	—	(44.1)
Impairment charges(2)	—	—	(3.1)	—	—	—
Infant formula remediation	—	—	—	—	(0.9)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(0.4)	—
Other (3)	—	(2.4)	—	—	(1.9)	—
Adjusted	$26.5	$254.6	$—	$28.7	$273.6	$0.2
As a % of reported net sales (1)	2.5%	24.4%	—%	2.7%	25.3%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended March 29, 2025 and March 30, 2024 were $1,043.9 million and $1,082.1 million, respectively.
(2) During the three months ended March 29, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million.
(3) Other pre-tax adjustments for the three months ended March 29, 2025 are related to professional consulting fees for potential divestiture activity. Other pre-tax adjustments for the three months ended March 30, 2024 include $1.1 million related to professional consulting fees for potential divestitures and $0.8 million related to legal fees incurred during the Irish NOA settlement.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 29, 2025		Three Months Ended March 30, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$38.6	$8.2	$43.4	$(102.7)
As a % of reported net sales (1)	3.7%	0.8%	4.0%	(9.5)%
Effective tax rate		99.0%		104.2%
Pre-tax adjustments:
Loss on divestitures	(0.2)	—	—	—
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(0.5)	—
Non-GAAP tax adjustments(2)	—	17.3	—	112.7
Adjusted	$37.9	$25.5	$42.7	$10.0
As a % of reported net sales (1)	3.6%	2.4%	3.9%	0.9%
Adjusted effective tax rate		23.4%		20.0%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 29, 2025 and March 30, 2024 were $1,043.9 million and $1,082.1 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended March 29, 2025 are primarily due to $19.6 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the three months ended March 30, 2024 are primarily due to $28.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which includes the removal of $84.1 million of tax impact related to the planned inter-company sales of intellectual property.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 29, 2025				Three Months Ended March 30, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$200.1	$15.1	$100.9	$64.0	$153.5	$16.4	$105.0	$15.7
As a % of reported net sales(1)	32.2%	2.4%	16.3%	10.3%	23.8%	2.5%	16.3%	2.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	9.0	—	(6.2)	15.2	4.6	—	(10.0)	14.6
Infant formula remediation	0.9	—	—	0.9	4.9	—	(0.9)	5.8
Restructuring charges and other termination benefits	—	—	—	20.1	0.2	—	—	16.6
Adjusted	$210.0	$15.1	$94.7	$100.1	$163.2	$16.4	$94.0	$52.7
As a % of reported net sales(1)	33.8%	2.4%	15.3%	16.1%	25.3%	2.5%	14.6%	8.2%

	Three Months Ended March 29, 2025				Three Months Ended March 30, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$192.2	$11.6	$134.2	$39.6	$204.2	$12.6	$149.5	$26.5
As a % of reported net sales(1)	45.4%	2.7%	31.7%	9.4%	46.6%	2.9%	34.1%	6.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	25.5	(0.2)	(14.2)	39.8	28.1	(0.2)	(15.7)	44.0
Impairment charges (2)	—	—	—	3.1	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	3.8	—	—	—	15.5
Adjusted	$217.7	$11.4	$120.0	$86.3	$232.3	$12.4	$133.8	$86.1
As a % of reported net sales(1)	51.4%	2.7%	28.4%	20.4%	53.0%	2.8%	30.6%	19.7%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended March 29, 2025 and March 30, 2024 were $620.7 million and $644.1 million, respectively. CSCI reported net sales for the three months ended March 29, 2025 and March 30, 2024 were $423.1 million and $437.9 million, respectively.
(2) During the three months ended March 29, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	March 29, 2025	March 30, 2024	% Change
Net Sales	$1,043.9	$1,082.1	(3.5)%
Less: Currency impact(1)	(12.6)	—	(1.2)%
Constant currency net sales	$1,056.5	$1,082.1	(2.4)%
Less: Divestitures(2)	—	21.3	(2.0)%
Organic net sales	$1,056.5	$1,060.8	(0.4)%

	Three Months Ended
Consumer Self-Care Americas	March 29, 2025	March 30, 2024	% Change
Net Sales	$620.7	$644.1	(3.6)%
Less: Currency impact(1)	(0.4)	—	(0.1)%
Constant currency net sales	$621.1	$644.1	(3.6)%
Organic net sales	$621.1	$644.1	(3.6)%

	Three Months Ended
Consumer Self-Care International	March 29, 2025	March 30, 2024	% Change
Net Sales	$423.1	$437.9	(3.4)%
Less: Currency impact(1)	(12.2)	—	(2.8)%
Constant currency net sales	$435.3	$437.9	(0.6)%
Less: Divestitures(2)	—	21.3	(5.1)%
Organic net sales	$435.3	$416.6	4.5%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business and branded asset sales in CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
CSCA Net Sales	March 29, 2025	March 30, 2024	Change
Upper Respiratory	$137.9	$130.3	$7.6	5.8%
Nutrition	104.8	90.6	14.1	15.6%
Digestive Health	103.0	122.2	(19.2)	(15.7)%
Pain and Sleep-Aids	76.6	82.6	(6.0)	(7.2)%
Healthy Lifestyle	70.4	71.3	(0.9)	(1.3)%
Oral Care	62.0	64.7	(2.7)	(4.2)%
Skin Care	48.6	49.6	(1.0)	(2.1)%
Women's Health	15.0	27.2	(12.1)	(44.6)%
VMS and Other CSCA	2.4	5.6	(3.2)	(57.1)%
Total CSCA Net Sales	$620.7	$644.1	$(23.4)	(3.6)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

CSCA First Quarter Primary Category Drivers:

•Upper Respiratory: Net sales of $138 million increased 5.8% due primarily to higher incidence levels of cough cold compared to the prior year quarter and higher net sales of the allergy products Nasonex®, Triamcinolone Acetonide and Fluticasone. This growth was partially offset by previously disclosed net lost distribution of lower margin products.

•Nutrition: Net sales of $105 million increased 15.6% due primarily to a 19% increase in net sales of infant formula products driven by continuing store brand infant formula business recovery partially offset by lower net sales in contract manufacturing and lower Good Start® brand sales to Canadian customers.

•Digestive Health: Net sales of $103 million decreased 15.7% due primarily to previously disclosed net lost distribution of lower margin products in U.S. Store Brand and lower consumption of proton pump inhibitors, including Omeprazole, Esomeprazole and Lansoprazole, despite Perrigo share gains. These impacts more than offset higher net sales of Polyethylene Glycol.

•Pain & Sleep-Aids: Net sales of $77 million decreased 7.2% due primarily to previously disclosed net lost distribution of lower margin products partially offset by new business awards.

•Healthy Lifestyle: Net sales of $70 million decreased 1.3% due primarily to lower category consumption of nicotine replacement therapy products, despite new distribution and market share gains.

•Oral Care: Net sales of $62 million decreased 4.2% due to lower distribution at specific retail customers and lower net sales of Plackers® dental flossers, partially offset by higher net sales of store brands, particularly toothbrushes and flossers.

•Skin Care: Net sales of $49 million decreased 2.1% as growth in the Minoxidil franchise was more than offset by lower net sales of Mederma® due to service issues that are anticipated to alleviate in the second quarter of 2025.

•Women's Health: Net sales of $15 million decreased 44.6% due primarily to initial retailer stocking of Opill®, which launched at the end of the prior year quarter, of $15 million, or an impact to the category of 55.2%.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $2 million decreased 57.1%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended					Constant Currency Change (1)
CSCI Net Sales	March 29, 2025	March 30, 2024	Total Change	% Change	Currency Impact (1)		Divestiture Impact(2)	Organic Change
Skin Care	$111.5	$114.7	$(3.2)	(2.8)%	3.4%	0.5%	1.8%	2.4%
Upper Respiratory	73.5	69.1	4.4	6.4%	2.7%	9.1%	1.2%	10.3%
Healthy Lifestyle	66.6	64.6	2.0	3.0%	4.5%	7.5%	0.1%	7.6%
Pain and Sleep-Aids	53.6	51.4	2.2	4.2%	0.9%	5.1%	3.7%	8.8%
VMS	37.7	44.6	(6.9)	(15.5)%	2.6%	(12.9)%	0.8%	(12.1)%
Women's Health	32.4	32.0	0.4	1.2%	2.9%	4.0%	—%	4.0%
Oral Care	22.5	28.7	(6.2)	(21.5)%	1.5%	(20.0)%	1.2%	(18.8)%
Digestive Health and Other CSCI	25.5	32.8	(7.3)	(22.3)%	1.5%	(20.8)%	48.5%	27.8%
Total CSCI Net Sales	$423.1	$437.9	$(14.8)	(3.4)%	2.8%	(0.6)%	5.1%	4.5%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business and branded asset sales in CSCI.

CSCI First Quarter Primary Category Drivers:

•Skin Care: Net sales of $112 million decreased 2.8%, or an increase of 0.5% excluding the impact of currency, including the impact of -1.8% from divested businesses and exited product lines. Growth was led by brands Compeed® and Sebamed®, and earlier customer purchases ahead of the spring/summer season compared to the prior year.

•Upper Respiratory: Net sales of $74 million increased 6.4%, or an increase of 9.1% excluding the impact of currency, due primarily to higher cough cold seasonal sell-in activities, improved supply of a key product and slightly higher incidence levels of cough cold compared to the prior year quarter. In addition, growth in allergy products, including Beconase® and store brand allergy offerings, also added to growth.

•Healthy Lifestyle: Net sales of $67 million increased 3.0%, or an increase of 7.5% excluding the impact of currency, as strong momentum behind smoking cessation brand NiQuitin® were more than offset by lower category consumption in weight loss, impacting XLS Medical®, and parasites.

•Pain & Sleep-Aids: Net sales of $54 million increased 4.2%, or an increase of 5.1% excluding the impact of currency, as higher net sales of Solpadeine®, due primarily to improved supply, were partially offset by 3.7% from divested businesses and exited product lines.

•VMS: Net sales of $38 million decreased 15.5%, or a decrease of 12.9% excluding the impact of currency, due primarily to deprioritization of the nutraceuticals portfolio.

•Women's Health: Net sales of $32 million increased 1.2%, or an increase of 4.0% excluding the impact of currency, due primarily to higher net sales of contraceptive products including ellaOne®, driven by market share gains.

•Oral Care: Net sales of $23 million decreased 21.5%, or a decrease of 20.0% excluding the impact of currency, due primarily to lower net sales of store brand products.

•Digestive Health and Other: Net sales of $26 million decreased 22.3%, or a decrease of 20.8% excluding the impact of currency, primarily due to the divestiture of the HRA Pharma Rare Diseases Business, which was partially offset by higher net sales of store brand digestive health products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	March 29, 2025	March 30, 2024	Total Change
Adjusted gross profit	$427.7	$395.5	$32.2	8.1%
Adjusted gross margin	41.0%	36.5%		440 bps
Less: Currency impact(1)	(6.3)	—
Less: Divestitures(2)	—	14.2
Organic gross profit	$434.0	$381.3		13.8%

Adjusted operating income	$146.6	$93.0	$53.6	57.6%
Adjusted operating margin	14.0%	8.6%		550 bps
Less: Currency impact(1)	(2.3)	—
Less: Divestitures(2)	—	5.9
Organic operating income	$148.8	$87.0		71.0%

Adjusted EPS	$0.60	$0.29	$0.31	106.9%

Consumer Self-Care Americas
Adjusted gross profit	$210.0	$163.2	$46.8	28.7%
Adjusted gross margin	33.8%	25.3%		850 bps

Adjusted operating income	$100.1	$52.7	$47.4	90.0%
Adjusted operating margin	16.1%	8.2%		800 bps

Consumer Self-Care International
Adjusted gross profit	$217.7	$232.3	$(14.6)	(6.3)%
Adjusted gross margin	51.4%	53.0%		(160) bps
Less: Currency impact(1)	(5.8)	—
Less: Divestitures(2)	—	14.2
Organic gross profit	$223.5	$218.1		2.5%

Adjusted operating income	$86.3	$86.1		0.2%
Adjusted operating margin	20.4%	19.7%		70 bps
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business and branded asset sales in CSCI.